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                                                                     EXHIBIT 4.4

                               RADISYS CORPORATION
                                   STOCK PLAN
                             FOR CONVEDIA EMPLOYEES

      1. PURPOSES OF THE PLAN. The purposes of this Plan are:

            -     to provide additional incentive to Employees, and

            - to promote the success of the business of the Company and its subsidiaries.

Awards granted under the Plan may be Options, Restricted Stock or Restricted Stock Units as determined by the Administrator at the time of grant. The Plan is being established to permit Awards to Employees of Convedia following the acquisition of Convedia by the Company pursuant to the Arrangement. The Plan is intended to comply with the National Association of Securities Dealers, Inc.'s ("NASD") Marketplace Rule 4350 which provides an exception to the NASD stockholder approval requirement for the issuance of securities with regard to grants to new Employees of the Company, including grants to transferred Employees in connection with a merger or other acquisition.

      2. DEFINITIONS. As used herein, the following definitions shall apply:

      (a) "Administrator" means the Committee.

      (b) "Applicable Laws" means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

      (c) "Arrangement" means the Arrangement Agreement, dated as of July 26, 2006, between Convedia, RadiSys Canada, Inc. and the Company.

      (d) "Award" means, individually or collectively, a grant under the Plan of Options, Restricted Stock or Restricted Stock Units.

      (e) "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

      (f) "Awarded Stock" means the Common Stock subject to an Award.

      (g) "Board" means the Board of Directors of the Company.

      (h) "Convedia" means Convedia Corporation, a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of the Company.

      (i) "Closing Date" means the closing date of the Arrangement.

      (j) "Code" means the Internal Revenue of 1986, as amended, and any applicable regulations promulgated thereunder.

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      (k) "Committee" means the Compensation and Development Committee duly appointed by the Board to administer the Plan and having such powers as shall be specified by the Board. Such Compensation and Development Committee shall consist of two or more directors, all of whom are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "independent directors" within the meaning of NASD Rule 4200(a)(15).

      (l) "Common Stock" means the common stock of the Company.

      (m) "Company" means RadiSys Corporation.

      (n) "Disability" means a medically determinable mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Participant to be unable, in the opinion of the Committee and two independent physicians, to perform his or her duties as an Employee and to be engaged in any substantial gainful activity.

      (o) "Employee" means: (i) any person employed by Convedia who was an employee of Convedia on the Closing Date and continues to be in active employment or service of Convedia after the Closing Date and (ii) any person who becomes an employee of Convedia following the Closing Date. In no event may Awards be granted under the Plan to any person who was employed by, or who rendered services to, the Company or any of its subsidiaries immediately prior to the Closing Date or immediately prior to becoming an employee of Convedia. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or Convedia or (ii) transfers between locations of the Company or locations of Convedia or between the Company, any subsidiary of the Company, or any successor. Neither service as a member of the board of directors of Convedia nor as a consultant to Convedia shall constitute employment for purposes of the Plan.

      (p) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (q) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

            (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

            (ii) If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq Global Select Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

            (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

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      (r) "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Option Grant is the Option Agreement.

      (s) "Option" means a non-statutory stock option granted pursuant to the Plan. Options granted under the Plan are not intended to qualify as incentive stock options under Section 422 of the Code.

      (t) "Option Agreement" means the Notice of Option Grant or any other written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

      (u) "Participant" means the holder of an outstanding Award granted under the Plan.

      (v) "Plan" means this RadiSys Corporation Stock Plan for Convedia
Employees.

      (w) "Restricted Stock" means Shares granted pursuant to Section 9 of the Plan.

      (x) "Restricted Stock Unit" means an award of a right to receive a Share at a future date granted pursuant to Section 10 of the Plan.

      (y) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

      (z) "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

      3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is equal to 365,000 Shares. Any Shares subject to an Award shall be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto.

      The Shares may be authorized, but unissued, or reacquired Common Stock.

      If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, if unvested Shares of Restricted Stock are repurchased by the Company or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option shall become available for future grant or sale under the Plan. However, Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan.

      4. ADMINISTRATION OF THE PLAN.

      (a) Powers of the Administrator. Subject to the provisions of the Plan and the specific duties delegated by the Board, the Administrator shall have the authority, in its discretion:

            (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(q) of the Plan;

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            (ii) to select the Employees to whom Awards may be granted hereunder;

            (iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

            (iv) to determine the number of Shares to be covered by each Award granted hereunder;

            (v) to approve forms of agreement for use under the Plan;

            (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

            (vii) to construe and interpret the terms of the Plan and Awards;

            (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

            (ix) to modify or amend each Award (subject to Section 8(c) and Section 15(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

            (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

            (xi) to allow Participants to satisfy all or part of their withholding tax obligations by electing to have the Company or Convedia, as the case may be, withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

            (xii) to determine the terms and restrictions applicable to Awards;

            (xiii) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

            (xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

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      (b) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

      5. ELIGIBILITY. Options, Restricted Stock and Restricted Stock Units may be granted only to Employees.

      6. NO EMPLOYMENT RIGHTS. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant's employment with the Company or its subsidiaries, nor shall they interfere in any way with the Participant's right or the Company's or subsidiary's right, as the case may be, to terminate such employment at any time, with or without cause or notice.

      7. TERM OF PLAN. The Plan shall become effective on the Closing Date and shall continue in effect for a term of 10 years after such date.

      8. STOCK OPTIONS.

      (a) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than 10 years from the date of grant.

      (b) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant.

      (c) No Repricing. The exercise price for an Option may not be reduced. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option or other Award.

      (d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

      (e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Subject to Applicable Laws, such consideration may consist entirely of:

            (i) cash;

            (ii) check;

            (iii) other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

            (iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;

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            (v) a reduction in the amount of any Company liability to the
      Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

            (vi) any combination of the foregoing methods of payment; or

            (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

      (f) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

      An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

      Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

      (g) Termination of Employment. If a Participant's employment with the Company and its subsidiaries terminates, other than upon the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the vested portion of the Option shall remain exercisable for three months following the Participant's termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise the vested portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      (h) Disability. If a Participant terminates employment with the Company and its subsidiaries as a result of the Participant's Disability, the Participant may exercise the vested portion of his or her Option for 12 months following the Participant's termination (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise the vested portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

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      (i) Death of Participant. If a Participant dies while employed by the
Company or any of its subsidiaries, the vested portion of the Option may be exercised for 12 months following the Participant's death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to the Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then the vested portion of such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. If the vested portion of the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

      9. RESTRICTED STOCK.

      (a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock Award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock.

      (b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded. Any certificates representing the Shares of Restricted Stock awarded shall bear such legends as shall be determined by the Administrator.

      (c) Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided, however, if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than 10 years following the date of grant.

      10. RESTRICTED STOCK UNITS.

      (a) Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock Unit Award granted to any Participant, and
(ii) the conditions that must be satisfied, which typically will be based on continued provision of services but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock Units. Under Restricted Stock Units, the Company will issue Shares to the Participant only if certain vesting conditions are satisfied. Until the Shares are issued, a Participant receiving Restricted Stock Units shall have no rights as a stockholder of the Company.

      (b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock Units granted under the Plan. Restricted Stock Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock Unit is awarded.

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      (c) Restricted Stock Unit Award Agreement. Each Restricted Stock Unit
grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

      11. LEAVES OF ABSENCE. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during a medical, family or military leave of absence whether paid or unpaid, or during any other leave of absence approved by the Administrator.

      12. NON-TRANSFERABILITY OF AWARDS. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, no Option shall in any event be transferable for value.

      13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

      (a) Adjustments. Except to the extent that such adjustments would require action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

      (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option until 10 days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

      (c) Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"), the Committee shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

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            (i) Outstanding Awards shall remain in effect in accordance with their terms.

            (ii) Each outstanding Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. The amount, type of securities subject thereto and, if applicable, exercise price of the assumed or substituted Awards shall be determined by the Committee, taking into account the relative values of the companies involved in the Transaction and the exchange ratio, if any, used in determining shares of the successor corporation, or parent or subsidiary thereof, to be issued to holders of Shares. Unless otherwise determined by the Committee, the assumed or substituted Awards shall be vested only to the extent that the vesting requirements relating to Awards granted hereunder have been satisfied.

            (iii) The Committee shall provide a 30-day period prior to the consummation of the Transaction during which outstanding Options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised Options shall immediately terminate. The Committee may, in its sole discretion, accelerate the exercisability of Options so that they are exercisable in full during such 30-day period. The Committee may also, in its sole discretion, accelerate the vesting of Restricted Stock or Restricted Stock Unit Awards.

      14. DATE OF GRANT. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator; provided, however, the date of grant of an Option shall be the date when the Option is granted and its exercise price is set, consistent with Applicable Laws and applicable financial accounting rules. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

      15. AMENDMENT AND TERMINATION OF THE PLAN.

      (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board itself may not make any amendment that would require approval by the Company's stockholders under Applicable Law, regulation or rule or by the rules of any stock exchange, including, without limitation, the rules of the Nasdaq System, on which the Company's Common Stock is traded.

      (b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

      (c) 409A Savings Clause. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, the Board or the Committee may, in good faith, amend the Plan or any outstanding Award Agreement without Participant consent to the extent necessary, appropriate or desirable to comply with the requirements under Section 409A of the Code or to prevent the Participant from being subject to any additional tax or penalty under Section 409A of the Code, while maintaining to the maximum extent practicable the original intent of the Plan and the Award Agreement. Notwithstanding the foregoing, neither the Company nor any subsidiary of the Company, nor the Committee, shall be liable to any Employee or Participant if an Award is subject to Section 409A of the Code, or the Participant otherwise is subject to any additional tax or penalty under
Section 409A of the Code.

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      16. CONDITIONS UPON ISSUANCE OF SHARES.

      (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      (b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

      17. WITHHOLDING. The Company's obligations hereunder in connection with any Award shall be subject to applicable U.S., federal, state and local withholding tax requirements and the applicable withholding tax requirements of any other country or jurisdiction.

      18. NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, including on account of any action under Section 13 of the Plan. In the case of Awards to Participants, the Committee shall determine, in its discretion, whether cash shall be paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

      19. LIABILITY OF COMPANY.

      (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

      (b) Grants Exceeding Allocated Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan, such Award shall be void with respect to such excess Awarded Stock.

      20. RESERVATION OF SHARES. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

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